Dear Valued Shareholders, Partners, and Friends,

As you are aware, we are deeply saddened by the recent loss of our leader and visionary, Riggs Eckelberry. His passing was a tragedy, and we extend our deepest condolences to his wife and family. Riggs was a brilliant, passionate, and inspirational leader whose presence within OriginClear (the "Company") will be greatly missed.

Cory Mertes, the Company's Chief Financial Officer and member of the Board of Directors, will serve as interim Chief Executive Officer.

Considering Riggs's passing and the current position of the Company, the Company’s Board of Directors has deemed it advisable to take a series of actions designed to address current obligations, protect shareholders, and preserve value. These actions include a consolidation of the Company's equity capitalization, a conversion of debt and preferred equity, liquidation of certain assets, and positioning the Company for investment or acquisition, as a seasoned public entity.

As part of these efforts, we are working with the Company's counsel to transition OriginClear shareholders into a more direct ownership position in Water on Demand, Inc., a revenue-generating operating company affiliated with OriginClear. This transition is intended to provide shareholders with additional opportunities to participate in the future of Water on Demand. We anticipate a series of shareholder communications over the coming weeks with further details.

Thank you for your patience and continued trust in the OriginClear team and vision.

Sincerely,

OriginClear Board of Directors